Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Partners Trust Financial Group, Inc.

We consent to incorporation by reference in the registration statements on Forms S-8 (Nos. 333-117724, 333-117723 and 333-131519) of Partners Trust Financial Group, Inc. of our reports dated March 12, 2007, with respect to the consolidated balance sheets of Partners Trust Financial Group, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Partners Trust Financial Group, Inc.

Our report dated March 12, 2007, with respect to the consolidated balance sheets of Partners Trust Financial Group, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2006, contains an explanatory paragraph that states that the Company changed its method of quantifying errors in 2006.

/s/KPMG LLP

Albany, New York

March 12, 2007